Exhibit 10.1

Dated this 18th day of May 2009

Between
Fame Trading Ltd.
as Lender

And

Astrata (Asia Pacific) Pte. Ltd.

as Borrower

Facility Agreement

ABRAHAM
Advocates and Solicitors
19, Keppel Road
#09-05, Jit Poh Building
Singapore 089058

CONTENTS

Clause	Heading	Page

1.	Definitions and Interpretations	1-5

2.	Facility	5

3.	Conditions Precedent and Availability	5-6

4.	Disbursement of Facility	6-7

5.	Interest on Facility	7

6.	Repayment of Facility	7-8

7.	Facility Fee	8

8.	Representations, Warranties and Covenants	8

9.	Securities	8

10.	Designated Bank Accounts	8-9

11.	Set-off and Withholdings	9

12.	Notices	9-11

13.	Assignment	11

14.	Partial Invalidity	12

15.	Miscellaneous	12-13

Schedule	Heading	Page

1	Corporate Structure of Astrata Group Inc.	14

2	Representations. Warranties and Covenants	15-24

3	Borrowers Intellectual Property Rights	25-26

This Facility Agreement ("Agreement") is made the 18th day of May, 2009 BETWEEN:-

(1)           FAME TRADING LTD., a company incorporated in British Virgin Islands and having its registered office at Akara Building, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands ("Lender"); and

(2)           ASTRATA (ASIA PACIFIC) PTE LTD (Co. Reg No. 200309962E), a company incorporated in the Republic of Singapore and having its registered office at 135 Joo Seng Road, #02-01, Singapore 368363 ("Borrower").

RECITAL:-

(A)           The Lender has, at the request of the Borrower. agreed to make available to the Borrower, the Facility (as hereinafter defined) on the terms and conditions contained in the Transaction Documents (as hereinafter defined).

(B)           The Borrower is a subsidiary of the Holding Company (as hereinafter defined), which has a number of subsidiaries and associate companies as diagrammatically illustrated in Schedule 1.

IT IS HEREBY AGREED as follows:

1.           Definitions and Interpretation

1.1           In this Agreement, unless the context otherwise admits, all words and expressions shall have the following meanings respectively:-

"Business Day" means a day on which the banks are open for business in United States of America and Singapore except Saturday, Sunday and public holidays in the said countries;

"Connected Person" means –

(a)           in relation to an individual:

(i)            the individual's spouse, son, adopted son, step-son, daughter, adopted daughter, step-daughter, father, step-father, mother, stepmother, brother, step-brother, sister or step-sister; and

(ii)           a firm, a limited liability partnership or a corporation in which the individual or any of the persons mentioned in sub-paragraph (i) has control of not less than 20 per cent of the voting power in the firm, limited liability partnership or corporation, whether such control is exercised individually or jointly

(b)           in relation to a firm, limited liability partnership or a corporation: another firm, limited liability partnership or corporation in which the first-mentioned firm, limited liability partnership or corporation has control of not less than 20 per cent of the voting power;

"Debentures” means:

(i)           the debenture executed or to be executed between the Lender and the Borrower; and

(ii)           the debenture executed or to be executed between the Lender and the Second Chargor,

"Disbursement" has the meaning ascribed to it in Clause 4.1;

"Encumbrance" means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

"Events of Default" means the events of default as provided in the Debentures;

"Facility" means the principal sum of US$8,500,000 (or such lesser sum as the case maybe) that shall be advanced by the Lender to the Borrower pursuant and subject to this Agreement;

"Facility Fee" has the meaning ascribed to it in Clause 7;

“Facility Repayment Date" means the date immediately following the day on which the period of 90 days expires from the date the Facility (or the first portion of the Facility, as the case maybe) is disbursed by the Lender to the Borrower;

"Holding Company" means Astrata Group Inc. (Co. Reg No. C55761996), a company incorporated in the State of Nevada. United States of America, and having its registered office at 1000 East William Street, Suite 204, Carson City, NV 89701, United States of America, which is the holding company of the Borrower;

"Interest Rate" means the rate equivalent to LIBOR plus 5 per cent per annum;

"LIBOR" means the daily reference rate based on the London Interbank Offer Rate;

“Parties" mean the parties to this Agreement:

"Second Chargor" means Astrata (Singapore) Pte Ltd (Co. Reg. No. 200309965W), a company incorporated in the Republic of Singapore and having its registered office at 135 Joo Seng Road #02-01, Singapore 368363.

"Senior Employee" means an employee of the Borrower whose monthly remuneration exceeds US$ 10,000.00;

"Total Indebtedness" means collectively the principal sum of US$8.500.000 (or such lesser sum that have been disbursed by the Lender to the Borrower) and all interest, fees, costs. and other moneys whatsoever, whether actually or contingently, which are expressed to be payable (whether at maturity or otherwise) by the Borrower under or in connection with or which the Borrower has covenanted to pay or discharge under the Transaction Documents;

"Transaction Documents" means collectively this Agreement and the following documents:-

(i)           the Debenture executed or to be executed between the Lender and the Borrower;

(ii)           the Debenture executed or to be executed between the Lender and the Second Chargor;

(iii)           the Pledge Agreement executed or to be executed between the Lender and the Holding Company; and

(iv)           the Continuing Guarantee executed or to be executed between the Lender and the Holding Company.

any other facility or security document or other document that may hereafter and from time to time be executed in connection with the Facility including any amendments, variations, supplements or modifications thereto and Transaction Document means each and any one of them.

"US$" means the lawful currency of United States of America.

1.2           Construction

(a)           The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement;

(b)           Any reference in this Agreement to "this Agreement" includes all amendments. additions, and variations thereto agreed between the parties hereto;

(c)           Unless the context otherwise requires. words importing the singular shall include the plural and vice versa; words importing a specific gender shall include the other genders (male, female or neuter), and "person" shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that "person" may be sometimes used herein in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning;

(d)           A reference to a "month" is a reference to a period starting on one day in a calendar month and ending on the day immediately preceding the numerically corresponding day in the next succeeding calendar month; and

(e)           The words "written" and "in writing" include any means of visible reproduction. References to "Recitals", "Clauses", and "Schedules.' are to the recitals, clauses of, and the schedules to. this Agreement (unless the context otherwise requires). Any reference to a "paragraph" is to a reference to a paragraph of the Clause in which such reference appears. The Schedules forms part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

2.           Facility

Subject to the provisions of the Transaction Documents, the Lender hereby agrees to make available to the Borrower the Facility at the time and in the manner herein provided.

3.           Conditions Precedent and Availability

3.1           The Facility shall be made available to the Borrower subject to the fulfilment of the following conditions precedent, that is to say:-

(a)          the Lender shall have received in form and substance satisfactory to it the following:-

(i)           the Transaction Documents (other than this Agreement) duly executed by the Borrower; and

(ii)           any other document which the Lender may reasonably require.

(b)           all representations, warranties and statements contained herein and in the Transaction Documents or otherwise made in writing in connection herewith or in any certificate or statement or document furnished pursuant to any provisions hereof shall be true and correct with the same effect as though made on the date on which the Facility or any portion thereof is made available by the Lender to the Borrower; and

(c)           there shall not exist any Event of Default at or prior to the Disbursement of the Facility or any portion thereof by the Lender to the Borrower.

4.           Disbursement of Facility

4.1           The Lender hereby agrees to disburse the Facility or any portion thereof as and when the Borrower requisitions for it.

4.2           The Borrower shall produce to the Lender a requisition for Disbursement in writing no later than 5 Business Days before the date such Disbursement is to be effected.

4.3           The aforesaid requisition for Disbursement shall be accompanied by a budget of income and capital expenditure that has been or is to be incurred and paid by the Borrower in the month immediately following the month in which the requisition is made supported by invoices or any other evidence demonstrating that such expenditure is payable in the relevant month and shall additionally include a requisition for a portion of the Facility Fee representing a sum equal to 5 per cent of the relevant Disbursement.

4.4           The Lender shall at its absolute discretion, determine whether or not any item of expenditure shall be excluded from the relevant budget or the payment of which shall be deferred to a later date and may accordingly exclude such item of expenditure from any Disbursement that it may make to the Borrower.

4.5           Where a notice has been issued by the Lender to the Borrower pursuant to Clause 6.2 of this Agreement, the Lender shall no longer be obliged thenceforth to make any further Disbursement (if any portion of the Facility is not disbursed as of the date of the notice).

5.           Interest on Facility

5.1           The Borrower shall pay to the Lender interest on the Facility at the Interest Rate for the period commencing from the date the Facility or any portion thereof is made available by the Lender to the Borrower to the Facility Repayment Date.

5.2           In the Event of Default by the Borrower in the payment of any sum due on the Facility Repayment Date, the Borrower shall (in addition to the interest payable under clause 5.1 above) pay an additional 5 per cent interest by way of default interest on the Total Indebtedness for the period from the Facility Repayment Date until the date the Total Indebtedness is received.

5.3           All interest payable pursuant to this Agreement shall accrue from day to day and shall be calculated on the basis of a year of 365 days.

6.           Repayment of Facility

6.1           Subject to Clause 7 in the Debentures, the Borrower shall repay the Facility on the Facility Repayment Date, provided that the Borrower may in its discretion, repay the Facility or any portion thereof at any date earlier than the Facility Repayment Date, without any penalty or fee.

6.2           Notwithstanding anything herein contained, the Facility is repayable on demand by the Lender at any time, by the Lender sending a written notice to the Borrower to repay the Facility within 7 Business Days from the date of the notice.

7.           Facility Fee

The Borrower hereby acknowledge that Jaker Investments Limited ("Jaker) , a company duly incorporated in Hong Kong and having its registered office at Suite 2302-3, Great Eagle Centre, 23 Harbour Road, Wanchai, Hong Kong had introduced the Borrower to the Lender and had negotiated the terms of the Facility with the Borrower and the Lender. In consideration therefor the Borrower shall pay to Jaker by way of a Facility Fee, a sum equal to 10 per cent of the Facility; 5 per cent of which shall be payable as and when the Disbursements are made, and the remaining 5 per cent shall be payable on or before the expiry of 180 days from the date hereof.

8.           Representations, Warranties and Covenants

The Borrower's representations, warranties and covenants are as set out in Schedule 2.

9.           Securities

The Borrower hereby agrees and declares that the Debentures, the Pledge Agreement and the Continuing Guarantee shall be and remain as continuing securities for the payment of the Total Indebtedness.

10.           Designated Bank Accounts

10.1           Whether or not an Event of Default shall have occurred, the Borrower shall at the written request of the Lender forthwith cause a bank account to be opened in its name and shall forthwith cause the Second Chargor to open a bank account in its name (collectively known as the "Designated Bank Accounts', and to do all things, acts and deeds as shall be necessary for the said accounts to be operated jointly by a director of the Borrower or of the Second Chargor (as the case may be) and a person nominated by the Lender (Signatories"). The Borrower undertakes to keep its Designated Bank Account opened and operated and cause the Second Chargor to keep its Designated Bank Account opened and operated by the Signatories, and to deposit and procure that the Second Charger deposits and/or pay into the respective Designated Bank Accounts all monies that the Borrower and the Second Chargor shall receive from time to time from their respective debtors or otherwise, and continue to make such deposits or payments into the said accounts until such time as the Borrower shall receive a notice in writing from the Lender notifying the Borrower and the Second Chargor to do otherwise.

10.2           All monies deposited into the Designated Bank Accounts shall be appropriated, disbursed or otherwise dealt with in such manner as the Signatories to the respective Designated Bank Accounts shall from time to time determine.

11.           Set-off and Withholdings

All sums payable by the Borrower to the Lender pursuant to the Transaction Documents, whether principal, interest or otherwise, shall be paid in full, free of any restriction or condition, without set-off or counter-claim and without any deduction or withholding for or on account of any taxes. All such taxes shall be borne and paid by the Borrower.

12.           Notices

12.1           Any notice or other communication given under this Agreement shall be in writing and shall be served by delivering it personally or sending it by registered post or by registered airmail (if posted to a country other than where the serving Party is located) or courier or facsimile transmission to the address or electronic transmission to the answerback address and for the attention of the relevant Party. Any such notice shall be deemed to have been received:

a)           if delivered personally, at the time of delivery;

b)           in the case of registered post or by courier, 48 hours from the date of posting or dispatch ;

c)           in the case of registered airmail, 5 days from the date of posting; and

d)           in the case of facsimile or electronic transmission, at the time of transmission

Provided that if deemed receipt occurs before 9 am on a Business Day the notice shall be deemed to have been received at 9 am on that day, and if receipt occurs after 5 pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 am on the next Business Day.

12.2        Addresses and fax numbers of the Parties are:

a)	In the case of the Lender:
	i)	Attn: Mohan Raj Abraham
Address: 19, Keppel Road #09-05, Jit Poh Building
Singapore 089058
Fax: +65 6323 0291
Email: mohan@abrahamlawoffice.com
and
	ii)	Attn: Janet Cowgill
Address: Wind Fields
39850 Snickersville Turnpike
Middleburg VA 20117
Fax: 703 940 4282
Email: jancowoillaol.com

b)	In the case of the Borrower:
Attn: Anthony Harisson
Address: 135 Joo Seng Road #02-01, Singapore 368363
Fax: +65 6338 5373
Email: aharrison@astratagroup_com

or such other address or facsimile number as may be notified in writing from time to time by the relevant Party to the other Party.

12.3           Each Party may change its address from time to time, provided notice of such change of address is provided to the other Party in accordance with this Clause.

13.           Assignment

13.1           This Agreement shall benefit and be binding on the Parties, their permitted assignees and their respective successors.

13.2           The Borrower may not assign or transfer any of its rights or obligations under the Transaction Documents.

13.3           The Lender may assign all or part of its rights or transfer all or part of its obligations under the Transaction Documents without the consent of the Borrower. The assignee or transferee shall be and be treated as a party for all purposes of the Transaction Documents and be entitled to the full benefit of the Transaction Documents as it if were an original party in respect of the rights and obligations assigned or transferred to it.

14.           Partial Invalidity

If at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor of such provisions under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

15.           Miscellaneous

15.1          Law

This Agreement shall be governed by and construed in accordance with the laws of Singapore.

15.2         Jurisdiction

In relation to any legal action or proceedings arising out of or in connection with this Agreement ("Proceedings"), each Party hereby irrevocably submits to the exclusive jurisdiction of the courts of Singapore and waives any objection to Proceedings on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum.

15.3         Costs

All costs and charges (including legal expenses) of the Lender incurred in connection with this Agreement and the Transaction Documents and all administration costs and charges of the Lender shall be on the account of and paid by the Borrower.

15.4        Time is of Essence

Time is of the essence of this Agreement but no failure to exercise and no delay in exercising. on the part of the Lender, any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other power of right. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

15.5         Counterparts

This Agreement may be signed in any number of counterparts, all of which taken together when delivered to the Lender shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

(This space is intentionally left blank)

Schedule 1

Corporate Structure of Astrata Group Inc.

Astrata Group Inc.

Astrata (Europe) Ltd 100%	Astrata (Asia Pacific) Pte Ltd 100%	Passtime Telematics Inc. 51%

Astrata (Singapore) Pte Ltd 100%	Astrata (Malaysia) Sdn Bhd 100%	Astrata (Brunei) Sdn Bhd 70%	Astrata (New Zealand) Ltd 49%	Astrata (Middle East) LLC 49%

Schedule 2
Representations, Warranties and Covenants

1.           Borrower's Representations, Warranties & Covenants

The Borrower hereby represents, warrants and covenants the following to the Lender:

1.1           Capital Expenditure:

that save with the written consent of the Lender, the Borrower will not enter into any agreement or incur any commitment involving any capital expenditure in excess of US$250,000.00 in the aggregate;

1.2           Contracts & Commitments:

that save with the written consent of the Lender, the Borrower will not enter into or amend any contract or incur any commitment which is not capable of being terminated without compensation at any time with three months' notice or less and which is not in the ordinary and usual course of business and which involves or may involve total annual expenditure in excess of US$250,000.00 in each case:

1.3           Borrowings:

that save with the written consent of the Lender, the Borrower will not incur any borrowings or any other indebtedness in excess of US$250.000 00 in the aggregate;

1.4           Senior Employees:

that the Borrower will not, save as required by law or with the written consent of the lender, make any amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of Senior Employees, or provide or agree to provide any gratuitous payment or benefit to any such person or any of their dependants, or dismiss any such employee or engage or appoint any additional Senior Employees;

1.5           Increase, Decrease or Repurchase of Capital:

that the Borrower will not allot, issue, redeem or repurchase any share or loan capital (or grant options to subscribe for the same);

1.6           Disclosure of Information:

that the information contained in this Agreement and all other information which has been or will be given in writing by the Borrower to the Lender, to the best of the knowledge, information and belief of the Borrower was and will be when given, (and remains if given prior to the date of this Agreement), true, complete and accurate in all respects and not misleading and the Borrower is not aware of any fact or matter or circumstances not disclosed in writing to the Lender which renders any such information untrue, inaccurate or misleading or the disclosure of which might reasonably affect the willingness of the Lender to grant the Facility to the Borrower or impair the Facility;

1.7           Accounts:
that copies of the audited and management accounts of the Borrower and the constitutional documents of the Borrower that have been/are to be delivered or made available to the Lender under this Agreement are/shall be complete and are/shall be accurate in all respects and in the case of the constitutional documents contain full details of the rights and restrictions attached to the share capital of the Borrower;

1.8           Shareholders Agreements:

that there is no shareholders' agreement or other agreement executed by the Borrower, the terms of which supersede or prevail over the provisions of the constitutional documents of the Borrower:

1.9           Power of Attorney:

that the Borrower has not given any power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective, to any person to enter into any contract or commitment or do anything on its behalf and shall not hereafter give any such power of attorney or such authority;

1.10           Granting of Securities, etc:

that there shall be no indebtedness (actual or contingent) or any indemnity, guarantee or security arrangement between the Borrower and any current or former employee, current or former director or any current or former consultant of the Borrower or any Connected Person of any of such persons as of this date;

1.11           Contracts to Connected Person:

that save as disclosed in the audited and management accounts, the Borrower has not been a party to any contract, arrangement or understanding (i) with any current or former employee, any current or former director or any current or former consultant of the Borrower or any Connected Person of any such person, or (ii) in which any current or former employee, any current or former director or any current or former consultant of the Borrower or any Connected Person of any of such persons is interested (whether directly or indirectly);

1.12           Extraordinary Contracts & Commitments:

that the Borrower has not been a party to any contract, commitment, arrangement, transaction, understanding, obligation or liability which:

(i)           is outside the ordinary and usual course of business;

(ii)           is not wholly on an arm's length basis;

(iii)           save in the ordinary course of business is of a long-term nature (that is, unlikely to have been fully performed in accordance with its terms more than six months after the date it was entered into or undertaken or incapable of termination on six months' notice or less);

(iv)           cannot readily be fulfilled or performed on time without undue or unusual expenditure of money or effort; or

(v)           involves, or is likely to involve, obligations or liabilities which by reason of their nature or magnitude, ought reasonably to be made known to the Lender.

1.13           Restrictive Agreements or Joint Ventures

that save as disclosed to the Lender, the Borrower:

(i)           is not or has not been a party to any agreement or arrangement which restricts its freedom to carry on its business in any part of the world;

(ii)           is not, or has not agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association; or

(iii)           is not, or has not agreed to become, a party to any agreement or arrangement for participating with others in any business sharing commissions or other income.

1.14           Assets

that all assets (other than the Intellectual Property) of the Borrower, including all debts due to the Borrower which are included in the audited and management accounts or have otherwise been represented as being the property of or due to the Debtors or at the balance sheet date used or held for the purposes of its business, were at the balance sheet date the absolute property of the Borrower and (save for those subsequently disposed of or realized in the ordinary and usual course of business) all such assets and all assets and debts which have subsequently been acquired or arisen are the absolute property of the Borrower and none is the subject of any assignment or Encumbrance (excepting only liens arising by operation of law in the normal course of trading) or the subject of any factoring arrangement, hire purchase. conditional sale or credit sale agreement to which the Borrower is a party;

1.15           Stocks

that the stock (if any) currently held is not excessive but is adequate in relation to the current trading requirements of the Borrower, is in good. undamaged and merchantable condition, is not obsolete, slow-moving or inappropriate and is capable of being sold in the ordinary and usual course of business in accordance with its current price list, without rebate or allowance to a purchaser (or to the extent that this is not the case, adequate provision or reserve has been made therefor in the audited and management accounts of the Borrower);

1.16           Plant & Machinery:

that the plant, machinery, vehicles and all other equipment owned or used in connection with the business of the Borrower.

(i)           are (subject to normal wear and tear) in good repair and condition and reasonable working order having regard to their age and use:

(ii)           have been regularly and properly maintained where such maintenance is usually required;

(iii)           are not dangerous, obsolete, inefficient or surplus to requirements and are in the possession and control the Borrower and are not expected to require replacements or additions at a cost in excess of US$100,000.00 within 12 months after the date of this Agreement; and

(iv)           are capable and will (subject to normal wear and tear) remain capable throughout the respective periods of time during which they are written down to a nil value in the accounts of the Borrower of doing the work for which it was designed or purchased.

1.17           Maintenance Contracts

that the maintenance contracts are in full force and effect in respect of all assets of the Borrower which are normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which the Borrower is obliged to maintain or repair under any agreement; and all such assets have been maintained regularly to a good technical standard and in accordance with safety regulations usually observed in relation thereto and in accordance with the terms of any leasing or other agreement; and

1.18           Proprietary information:

that the following proprietary information are true and accurate at the date of this Agreement:

(i)           Definitions

For the purposes of this paragraph 1.18:

"Business Information" means all information, Know-how and records (whether or not confidential and in whatever form held) including, without limitation, all formulae, designs, specifications. drawings, data, manuals and instructions and all client lists, sales information business plans and forecasts, and all technical or other expertise and all computer software and all accounting and tax records, correspondence, orders and inquiries;

"Business IP" means all rights and interest owned by the Borrower (whether as owner, licensee or otherwise) in Intellectual Property which is at or immediately before the date hereof used or is capable of being used in or in connection with the business of the Borrower including but not limited to the rights of the software and hardware more particularly described in Schedule 3;

"Confidential Business Information" means Business Information which is confidential and which is not accessible to or within the domain of the public at large;

"Intellectual Property" means trade marks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, semi-conductor topography rights. database rights and all other similar rights in any part of the world (including Know-how) where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations; and

"Know-how" means confidential and proprietary industrial and commercial information and techniques in any form including, without limitation, drawings. formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, and lists and particulars of customers and suppliers.

(ii)           Ownership etc.

All Intellectual Property (whether registered or not) and all pending applications therefor which have been, are, or are capable of being used in or in relation to or which are necessary for the business of the Borrower is (or, where appropriate in the case of pending applications, will be):

(a)           legally and beneficially owned by the Borrower or lawfully used with the consent of the owner under a licence;

(b)           valid and enforceable:

(c)           not being infringed or attacked or opposed by any person:

(d)           not subject to any Encumbrance or any licence or authority save as disclosed in the audited and management account or as disclosed in writing to the Lender;

(e)           in the case of rights in such Intellectual Property as are registered or the subject of applications for registration. and all renewal fees which are due and steps which are required for their maintenance and protection have been paid and taken; and

(f)           in the case of unregistered trademarks which are likely to be material to the Borrower, and no claims have been made an no applications are pending, which if pursued or granted might be material to the truth and accuracy of any of the above.

(iii)           Intellectual Property

(a)           All rights in all Intellectual Property and Business Information owned, used by or otherwise required for the business of the Borrower are vested in or validly granted to the Borrower and are not subject to any limit as to time or any other limitation, right of termination or restriction and all renewal fees and steps required for their maintenance or protection have been paid and taken.

(b)           All rights in the Intellectual Property and all Business Information owned, used by or otherwise required for the business of the Borrower is in the possession of the Borrower and the Borrower is not a party to any confidentiality or other agreement or subject to any duty which restricts the free use or disclosure of any of such Business Information.

(c)           The Borrower has not granted or is obliged to grant any licence, sub-licence or assignment in respect of any Intellectual Property owned, used by or otherwise required for the business of the Borrower or has disclosed or is obliged to disclose any Confidential Business Information required for the business of the Borrower to any person, other than its employees or those of the Borrower for the purposes of carrying on its business.

(d)           The Borrower nor any party with which the Borrower has contracted with is not in breach of any licence, sub-licence or assignment granted to or by it in respect of any Intellectual Property owned, used by or otherwise required for the business of the Borrower or of any agreement under which any Business Information was, or is to be made available to it.

(e)           There is no, nor has there been at any time any, unauthorized use or infringement by any person of any of the Intellectual Property or Confidential Business Information owned, used by or otherwise required for the business of the Borrower.

(iv)           Processes etc.

The processes employed, the businesses conducted by the Borrower and the products and services dealt in by the Borrower both now and at any time within the last six years do and did not use, embody or infringe any rights or interests of third parties in Intellectual Property (other than those belonging to or licensed to the) and no claims of infringement of any such rights or interests have been made by any third party.

(v)           Licences

Where there are licences secured by the Borrower from third parties, such licences are in full force and effect, no notice having been given on either side to terminate them; the obligations of all parties have been fully complied with; no disputes have arisen or are foreseeable in respect thereof: and where such licences are of such a nature that they could be registered with the appropriate authorities and where such registration would have the effect of strengthening the Borrower's rights they have been so registered.

(vi)           Know-how

There is and has been no misuse of Know-how by the Borrower and the Borrower has made no disclosure of Know-how to any person except properly and in the ordinary and usual course of business and on the basis that such disclosure is to be treated as being of a confidential character.

(vii)           No Assertion of Moral Rights

No moral rights have been asserted or are likely to be asserted which would affect the use of any of the Intellectual Property in the business of the Borrower.

(viii)                      Patents

All patentable inventions made by employees of the Borrower and used or intended to be used in the business of the Borrower were made in the normal course of the duties of the employees concerned and there are no outstanding or potential claims against the Borrower under any contract or law providing for employee compensation or ownership in respect of any rights or interests in Intellectual Property.

(ix)           Sufficiency of Business IP

The Business IP comprises all the rights and interests in Intellectual Property necessary or convenient for the carrying on of the business of the Borrower in and to the extent which it is presently conducted.

2.           Subsidiaries

The Borrower hereby represents, warrants and covenants to cause its subsidiaries to comply with and observe the representations, warranties and covenants in this Schedule 2.

(This space is intentionally left blank)

Schedule 3

Borrower's Intellectual Property Rights

A.           Software & Firmware IP

1.	Scalable high capacity system architecture.

2.	Fault tolerant system redundancy mechanisms for enhanced reliability.

3.	Backend scalable Zone management element/mechanism.

4.	Intelligent reverse-geo coding processing for enhanced scalability and data flow.

5.	Selectable immobilization methods (instant, gradual, deferred).

6	Over the air upgradability for firmware. settings and hardware.

7.	Flexible Zone event management means (device & backend, backend only, device only).

8.	Accelerometer self calibration algorithm for improved accuracy and installation flexibility. Settable via PDA or OTA.

9.	Adaptive 3-axis accelerometer incline detection and recalibration for improved accuracy.

10.	Speed limiter algorithm using loosely coupled inertial navigation system with adaptive speed limiting settings.

11.	RFID based Mesh Network system using Neural Network Concepts.

12.	E-Clamp mechanism for public traffic enforcement.

13.	RFID based Public Access Control system.

14.	RF Collision avoidance system using RFID Beacon, GPS and estimation algorithms for enhanced vehicle escort and VIP protection.

15.	Comprehensive device configuration and registration via Bluetooth or RS485 and PDA means.

16.	Battery level monitoring for internal and vehicle batteries with backend communication reporting (levels, duration estimates, fault events).

17.	Enhanced battery management means.

18.	Enhanced theft and fault recognition. Reporting to backend with autonomous vehicle immobilization option.

19.	Audio interface means using RS232 or RS485.

20.	Driver performance data/ management system for improved fleet resource and asset management.

B.           Hardware/Device IP

1.	Input/Output device with onboard immobilization and speed limiter.

2.	433MHz RF Beacon device for collision avoidance.

3.	E-Frame license plate mechanism for holding track and trace devices.

4	IP67 compliant Advanced Track 8 Trace device with 3-axis accelerometer. RS232/485, 96OVdc, external i/o module, internal battery modular GPS. GSM and RFID transceivers.

5.	Motion detector with deep sleep state for enhanced battery life.

6.	Inertial Navigation System with Trailer ID.

7.	Tamper detection module for improved cable interconnect security.

8.	Remotely Deployable Unit system for as-required track and trace applications.

9.	Container tracking and management system for land transportation applications.

10.	Tag based Driver ID system for authentication and driver management.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the day and year first above written.

The Lender

Signed by Mohan Raj Abraham	)
Director, for and on behalf of	)	/s/ Mohan Raj Abraham
FAME TRADING LTD.	)
in the presence of:

/s/ Signature

Tamul Selvi Krishnaray
Abraham Advocates/
Solicitors

The Borrower

Signed by	)
for and on behalf of	)	/s/ A. J. Harrison
ASTRATA (ASIA PACIFIC) PTE, LTD.	)
in the presence of:

/s/ Choo Bee Eng